Third Quarter Fiscal Year 2018 Earnings Presentation August 8, 2018 Nasdaq: OCSI Exhibit 99.2

Forward Looking Statements Some of the statements in this presentation constitute forward-looking statements because they relate to future events or our future performance or financial condition. The forward-looking statements contained in this presentation may include statements as to: our future operating results and distribution projections; the ability of Oaktree Capital Management, L.P. (“Oaktree” or our “Investment Adviser”) to reposition our portfolio and to implement our Investment Adviser’s future plans with respect to our business; our business prospects and the prospects of our portfolio companies; the impact of the investments that we expect to make; the ability of our portfolio companies to achieve their objectives; our expected financings and investments and additional leverage we may seek to incur in the future; the adequacy of our cash resources and working capital; the timing of cash flows, if any, from the operations of our portfolio companies; and the cost or potential outcome of any litigation to which we may be a party. In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” “project” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this presentation involve risks and uncertainties. Our actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in “Risk Factors” and elsewhere in our annual report on Form 10-K and our quarterly report on Forms 10-Q for the quarters ended March 31, 2018 and June 30, 2018. Other factors that could cause actual results to differ materially include: changes in the economy, financial markets and political environment; risks associated with possible disruption in our operations or the economy generally due to terrorism or natural disasters; future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities) and conditions in our operating areas, particularly with respect to business development companies or regulated investment companies; and other considerations that may be disclosed from time to time in our publicly disseminated documents and filings. We have based the forward-looking statements included in this presentation on information available to us on the date of this presentation, and we assume no obligation to update any such forward-looking statements. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that we may make directly to you or through reports that we in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Unless otherwise indicated, data provided herein are dated as of June 30, 2018.

Accomplishments Since Oaktree Became Investment Adviser on October 17, 2017 ü Significant Progress Optimizing Portfolio Reduced non-core assets by $216 million in 34 individual positions, including many illiquid investments The vast majority of these investments were exited at par value or above their previously disclosed fair value marks More than doubled the amount of core investments, adding $344 million of new investment commitments across 47 companies Only 15% of the portfolio at fair value remains in non-core investments as of June 30, 2018 ü Improved Earnings and Dividends Net investment income (“NII”) per share increased by $0.02 per share since the quarter ended December 31, 2017 NII per share growth primarily attributable to higher interest income from our larger investment portfolio and reducing operating costs Two consecutive quarters of dividend growth Dividend has increased by $0.015 per share since the quarter ended December 31, 2017 ($ in millions, at fair value) +108% -73% ü Optimized Capital Structure Lowered borrowing costs and increased size of Citibank credit facility Reduced interest rate from LIBOR + 2.25%-2.50% to LIBOR + 1.70%-2.25%; increased size from $100 million to $180 million, providing flexibility to increase leverage to target range of 1.2x to 1.6x debt-to-equity Reduced interest rate on East West Bank credit facility from LIBOR + 3.25% to LIBOR + 2.85% 1 1Excludes investments in the Glick JV.

Q3 2018 Highlights Net investment income per share increased $0.01 to $0.17 for the quarter ended June 30, 2018 Our Board of Directors increased the dividend by $0.01 per share to $0.155 per share; payable on September 28, 2018 to stockholders of record as of September 15, 2018 Second consecutive quarter with an increase in the dividend Monetized approximately $28 million of non-core investments during the quarter ended June 30, 2018 Non-core investments decreased to 15% of the portfolio at fair value as of June 30, 2018 $23 million of non-core performing and $5 million of non-core, non-accrual investments Monetized approximately $215 million of non-core investments since September 30, 2017 Entered into $114 million of new investment commitments First lien originations represented 96% of new investment commitments 7.1% weighted average yield of new investments Net asset value per share of $9.91 as of June 30, 2018

Portfolio Summary as of June 30, 2018 (As % of total portfolio, at fair value; $ in millions) (As % of total portfolio, at fair value) Portfolio Composition Top 10 Industries1 Portfolio Characteristics (at fair value) $571 million invested in 72 companies 100% of debt portfolio consists of floating rate investments 7.9% weighted average yield on debt investments $8 million average debt investment size 1 Excludes multi-sector holdings, which includes our investments in the Glick JV. < 1%

Portfolio Summary: Core vs. Non-core Assets ($ in millions, at fair value) $435 million (85% of the total portfolio at fair value) Represents 57 companies, increase from 45 as of Q2 2018 Average debt price: 99.3% $114 million of new investments originated during Q3 2018 Core Investments1 Non-core Investments1 Performing Investments $78 million (15% of the total portfolio at fair value) Represents 13 companies, down from 16 as of Q2 2018 Non-accrual Investments $0.1 million (< 1% of the total portfolio at fair value) Represents 1 company As of June 30, 2018, unless otherwise noted Note:Numbers are rounded to nearest millions and percentage points. 1Total portfolio excludes investments in the Glick JV. -73% +108% $0.01

Non-core: Performing Portfolio Characteristics Non-core performing portfolio reduced by approximately $23 million (23%) during Q3 2018 $78 million non-core performing investments remain, consisting of the following: $20 million we expect will be monetized in the near term $19 million – publicly-quoted liquid loans Average debt price: 99.7% 5 companies $0.7 million – equity investments $39 million – privately placed debt investments Average debt price: 94.5% 4 companies (As % of non-core performing investment portfolio, at fair value; $ in millions) Non-core: Performing Investments by Type Non-core Investment Portfolio Detail As of June 30, 2018 Note:Numbers may not sum due to rounding. < 1% -73% ($ in millions) Non-core: Performing Portfolio Trend

Q3 2018 Portfolio Originations $114 million of new investment commitments $112 million in 15 new portfolio companies and $2 million in 1 existing portfolio company 96% First lien 4% Second lien Diversified across 14 industry sectors 7.1% weighted average yield at cost on new investments 100% of new debt investment commitments at floating rates New Investment Highlights1 (As % of total portfolio, at fair value – top 10) New Investment Industry Composition1 (As % of total 3Q18 commitment; $ in millions) New Investment Composition1 1New investments exclude fundings of existing revolver and delayed draw term loan commitments.

OAKTREE
OCSI | Strategic Income Corporation

Historical Financial Information

($ in thousands, except per share data)	Q3'18	Q2'18	Q1'18	Q4'17	Q3'17
Operating Results	**Jun-18**	**Mar-18**	**Dec-17**	**Sep-17**	**Jun-17**
Total investment income	$11,661	$10,555	$10,731	$11,820	$12,171
Net expenses	6,589	5,965	6,184	6,300	6,861
Net investment income	5,072	4,589	4,547	5,521	5,930
Net unrealized appreciation (depreciation) on investments	21,214	3,120	1,742	(20,001)	(5,803)
Net realized gain (loss) on investments	(24,560)	973	(4,383)	17	12
Net increase (decrease) in net assets resulting from operations	**$1,725**	**$8,683**	**$1,906**	**($14,463)**	**$139**
Net investment income per common share	**$0.17**	**$0.16**	**$0.15**	**$0.19**	**$0.20**
Net realized and unrealized appreciation (depreciation) per common share	(0.11)	0.13	(0.09)	(0.68)	(0.20)
Earnings (loss) per common share – basic and diluted	**$0.06**	**$0.29**	**$0.06**	**($0.49)**	**$0.00**
Distributions per common share	$0.145	$0.140	$0.190	$0.190	$0.190
Select Balance Sheet and Other Data					
Investment Portfolio (at fair value)	$570,794	$542,673	$541,408	$560,437	$565,178
Debt Outstanding[1]	258,550	257,978	251,905	260,733	266,160
Total Net Assets	291,953	294,501	289,944	293,636	313,698
Net Asset Value per share	$9.91	$9.99	$9.84	$9.97	$10.65
Total Leverage	0.89x	0.88x	0.88x	0.90x	0.86x
Weighed Average Yield on Debt Investments[2]	7.9%	7.9%	7.1%	7.5%	7.9%
Cash Component of Weighted Average Yield on Debt Investments	7.7%	7.7%	6.9%	7.3%	7.6%
Weighted Average Yield on Total Portfolio Investments[3]	7.8%	7.7%	6.9%	7.4%	8.0%

Note: Results during Q1'18 occurred during management transition from Fifth Street Management LLC to Oaktree Capital Management, L.P., which occurred on October 17, 2017. Results in prior periods occurred during management by Fifth Street Management LLC.

1 *Net of unamortized financing costs.*

2 *Annual stated yield earned plus net annual amortization of original issue discount or premium earned on accruing investments, including our share of the return on the debt investments in the Glick JV.*

3 *Annual stated yield earned plus net annual amortization of original issue discount or premium earned on accruing investments and dividend income, including our share of the return on the debt investments in the Glick JV.*

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OAKTREE
OCSI | Strategic Income Corporation

Historical Portfolio Activity

($ in thousands)	Q3'18 Jun-18	Q2'18 Mar-18	Q1'18 Dec-17	Q4'17 Sep-17	Q3'17 Jun-17
	As of and For Three Months Ended				
Investments at Fair Value	$570,794	$542,673	$541,408	$560,437	$565,178
Number of Portfolio Companies	72	65	66	67	68
Average Portfolio Company Debt Investment Size	$8,100	$8,500	$8,300	$8,500	$8,200
Asset Class:					
Senior Secured Debt	89.7%	89.0%	89.2%	89.5%	88.3%
Glick JV	10.1%	10.7%	10.6%	10.3%	10.9%
Equity	0.2%	0.3%	0.2%	0.2%	0.8%
Interest Rate Type for Debt Investments:					
% Floating Rate	100%	100%	100%	100%	100%
Investment Activity at Cost:					
New Investment Commitments	$113,600	$94,300	$136,200	$108,700	$58,000
New Funded Investment Activity[1]	114,300	94,700	143,900	108,400	66,900
Proceeds from Prepayments, Exits, Other Paydowns and Sales	83,800	98,400	161,400	94,500	43,400
Net New Investments[2]	29,800	(4,100)	(25,200)	14,200	14,600
Number of New Investment Commitments in New Portfolio Companies	15	11	17	10	11
Number of New Investment Commitments in Existing Portfolio Companies	1	0	3	7	1
Number of Portfolio Company Exits	8	12	22	8	4

Note: Results during Q1'18 occurred during management transition from Fifth Street Management LLC to Oaktree Capital Management, L.P., which occurred on October 17, 2017. Results in prior periods occurred during management by Fifth Street Management LLC. Numbers may not sum due to rounding.

[1] *New funded investment activity includes drawdowns on existing revolver commitments.*

[2] *Net new investments consists of new investment commitments less proceeds from prepayments, exits, other paydowns and sales.*

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Net Asset Value Per Share Bridge ($0.14) Note:Net asset value per share amounts are based on the shares outstanding at each respective quarter end. Net investment income per share, net unrealized appreciation / (depreciation), and net realized gain / (loss) are based on the weighted average number of shares outstanding for the period. 1 Excludes reclassifications of net unrealized appreciation / (depreciation) to net realized gains / (losses) as a result of investments exited during the quarter. 1 1

Capital Structure As of June 30, 2018 1Long-term portfolio leverage may vary depending on market conditions. 2 Approximate weighted average spread on debt. 3This credit facility was amended on July 18, 2018 to increase the size to $180 million from $100 million and extended the reinvestment and maturity periods by approximately 6 months. Current leverage of 0.89x debt-to-equity; target leverage ratio 1.2x to 1.6x1 Multiple capital sources provides us with flexibility to optimize new investment fundings in order to maintain competitive borrowing costs Amended revolving credit facility with Citibank in July; increased size of facility to $180 million from $100 million and extended reinvestment and maturity periods by approximately 6 months Amended revolving credit facility with East West Bank in May 2018; reduced borrowing costs from LIBOR + 3.25% to LIBOR + 2.85% Funding Sources as of June 30, 2018 Capacity Outstanding Interest Rate Maturity 2015 Debt Securitization $200.0 million $180.0 million LIBOR + 2.00%2 May 2025 Citibank Revolving Credit Facility3 $100.0 million $71.6 million LIBOR + 1.70%-2.25% January 2023 East West Bank Facility $25.0 million $9.0 million LIBOR + 2.85% January 2021

Opportunities to Increase Return on Equity Increasing leverage up to 2x debt-to-equity by modifying the required minimum asset coverage ratio from 200% to 150% On July 10, 2018, stockholders approved the proposal to modify the minimum asset coverage requirements to OCSI We expect it will take several quarters to reach our target leverage ratio of 1.2x to 1.6x debt-to-equity Redeploy non-interest generating investments comprised of equity and loans on non-accrual Exited virtually all the our non-interest generating assets during the quarter ended June 30, 2018; received $5 million from exits of two investments on non-accrual Modest increase in second lien investments Second liens represented 4% of the portfolio at fair value as of June 30, 2018 Realization of lower borrowing costs following refinancing Citibank facility and East West Bank facility Realized first full quarter of savings from the approximate 0.40% interest rate reduction related to Citibank facility Benefit from rising interest rates as 100% of debt investment portfolio is comprised of floating rate securities Experienced a full quarter of higher interest rates related to increased LIBOR Rotation into higher yielding proprietary investments During the quarter, we temporarily increased our exposure to broadly syndicated loans as we are taking a disciplined and selective approach to investing in the current environment Broadly syndicated loans priced lower than LIBOR + 4.00% totaled $34 million as of June 30, 2018

Contact: Michael Mosticchio, Investor Relations ocsi-ir@oaktreecapital.com